Exhibit 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Alex Haddock Senior Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS SECOND QUARTER RESULTS

DALLAS, TX (October 29, 2024) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the second quarter of fiscal 2025 ended September 30, 2024. Notable items for the quarter are highlighted below (unless otherwise noted, all comparisons are with the prior year’s fiscal second quarter):

Second Quarter Fiscal 2025 Highlights

•	Record Revenue of $623.6 million

•	Net Earnings of $143.5 million

•	Net Earnings per diluted share of $4.26

•	Adjusted net earnings per share (Adjusted EPS) of $4.31

•	Adjusted EPS is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6

•	Adjusted EBITDA of $242.2 million

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased approximately 253,000 shares of Eagle’s common stock for $61 million

Commenting on the second quarter results, Michael Haack, President and CEO, said, “Eagle’s portfolio of businesses continued to perform well despite ongoing adverse weather during the quarter, which affected sales volumes primarily in our Cement and Concrete and Aggregates businesses. We generated record revenue of $624 million and increased cashflow from operations by 35% to $233 million. We used our strong cashflow to continue advancing our long-term growth and value-creation strategies: during the quarter, we completed a bolt-on aggregates acquisition, returned $69 million of cash to shareholders through share repurchases and dividends, and strengthened our balance sheet, ending the quarter with debt of $1.1 billion and a net leverage ratio (net debt to Adjusted EBITDA) of 1.2x.” (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt as described in Attachment 6).

Mr. Haack continued, “We remain optimistic about our near-term and future opportunities and confident in our ability to execute on them. The current economic environment is constructive for our businesses. Employment is strong, recent inflation data should support a more accommodative monetary environment, spending from the Infrastructure Investment and Jobs Act (IIJA) is still in the beginning phases, and housing supply remains chronically short because of decade-long production deficits.”

“We believe our well-positioned balance sheet should give us substantial financial flexibility and support our capital allocation priorities and long-term growth, and our consistent, disciplined operational and strategic approach should position us to continue to perform well through economic cycles and drive superior value for our shareholders.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, Joint Venture and intersegment Cement revenue, was $418.7 million, a 2% decrease. Heavy Materials operating earnings were down 9% to $114.9 million. Both declines resulted from lower sales volume, partially offset by higher sales prices as well as the effects of the Aggregates acquisition described below.

Cement revenue for the quarter, including Joint Venture and intersegment revenue, was down 2% to $352.8 million, and operating earnings were down 5% to $115.9 million. These declines reflect lower Cement sales volume and a $7 million increase in Cement maintenance costs, partially offset by higher Cement net sales prices. The average net sales price for the quarter was up 3% to $156.51 per ton, as a result of Cement price increases implemented earlier this calendar year. Cement sales volume decreased 5% to 2.0 million tons. Sales volume was affected by ongoing adverse weather during the quarter, particularly in Texas in July and in our eastern markets during September.

Concrete and Aggregates revenue decreased slightly to $65.9 million, reflecting lower Concrete and Aggregates sales volume, partially offset by higher Concrete and Aggregates pricing. The second quarter operating loss of $1.0 million reflects lower Concrete and Aggregates sales volume and approximately $0.7 million of expenses from the impact of the step-up in inventory values related to an Aggregates acquisition during the quarter. We acquired a small mine located near one of our existing mines in Kentucky. The acquisition was completed in August with a purchase price of $24.9 million.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, increased 5% to $244.1 million, reflecting higher Wallboard and Paperboard sales volume and sales prices. Gypsum Wallboard sales volume improved 3% to 752 million square feet (MMSF), while the average Gypsum Wallboard net sales price increased 1% to $236.88 per MSF.

Paperboard sales volume for the quarter was up 6% to 85,000 tons. The average Paperboard net sales price was $595.19 per ton, up 10%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Operating earnings in the sector were $98.2 million, an increase of 5%, reflecting higher Wallboard sales volume and net sales prices.

Corporate General and Administrative Expenses

Corporate General and Administrative Expenses during the second quarter includes approximately $1.0 million of costs associated with business development and transaction diligence.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the consolidated income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Tuesday, October 29, 2024. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the website for one year.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; the effects of adverse weather conditions on infrastructure and other construction projects as well as our facilities and operations; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability of and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible losses or other adverse outcomes from pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; competition; cyber-attacks or data security breaches, together with the costs of protecting our systems against such incidents and the possible effects thereof on our operations; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000:

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Business Segment

Attachment 3 Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Business Segment

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Revenue	$623,619	$622,236	$1,232,308	$1,223,757
Cost of Goods Sold	419,775	413,218	841,596	838,744

Gross Profit	203,844	209,018	390,712	385,013
Equity in Earnings of Unconsolidated JV	9,276	10,346	16,992	13,505
Corporate General and Administrative Expenses	(17,879)	(16,576)	(33,528)	(28,255)
Other Non-Operating Income	724	1,605	3,407	1,818

Earnings before Interest and Income Taxes	195,965	204,393	377,583	372,081
Interest Expense, net	(10,714)	(10,204)	(21,398)	(22,443)

Earnings before Income Taxes	185,251	194,189	356,185	349,638
Income Tax Expense	(41,731)	(43,636)	(78,823)	(78,236)

Net Earnings	$143,520	$150,553	$277,362	$271,402

NET EARNINGS PER SHARE
Basic	$4.29	$4.29	$8.26	$7.72

Diluted	$4.26	$4.26	$8.19	$7.66

AVERAGE SHARES OUTSTANDING
Basic	33,431,315	35,056,973	33,581,970	35,165,268

Diluted	33,716,036	35,336,966	33,853,703	35,433,837

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Business Segment

(dollars in thousands)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$313,571	$322,593	$613,143	$614,365
Concrete and Aggregates	65,930	66,104	126,968	133,519

	379,501	388,697	740,111	747,884
Light Materials:
Gypsum Wallboard	214,975	209,233	432,801	428,330
Recycled Paperboard	29,143	24,306	59,396	47,543

	244,118	233,539	492,197	475,873

Total Revenue	$623,619	$622,236	$1,232,308	$1,223,757

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$106,657	$111,083	$188,066	$181,985
Cement (Joint Venture)	9,276	10,346	16,992	13,505
Concrete and Aggregates	(995)	4,640	1,985	11,674

	114,938	126,069	207,043	207,164
Light Materials:
Gypsum Wallboard	90,141	85,705	184,117	176,562
Recycled Paperboard	8,041	7,590	16,544	14,792

	98,182	93,295	200,661	191,354

Sub-total	213,120	219,364	407,704	398,518

Corporate General and Administrative Expense	(17,879)	(16,576)	(33,528)	(28,255)
Other Non-Operating Income	724	1,605	3,407	1,818

Earnings before Interest and Income Taxes	$195,965	$204,393	$377,583	$372,081

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

(dollars in thousands, except per unit data)

(unaudited)

	Sales Volume
	Quarter Ended September 30,			Six Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Cement (M Tons):
Wholly Owned	1,848	1,959	-6%	3,615	3,807	-5%
Joint Venture	176	170	+4%	356	335	+6%

	2,024	2,129	-5%	3,971	4,142	-4%
Concrete (M Cubic Yards)	348	362	-4%	691	747	-7%
Aggregates (M Tons)	979	1,171	-16%	1,778	2,328	-24%
Gypsum Wallboard (MMSFs)	752	733	+3%	1,509	1,496	+1%
Recycled Paperboard (M Tons):
Internal	35	33	+6%	74	73	+1%
External	50	47	+6%	102	90	+13%

	85	80	+6%	176	163	+8%

	Average Net Sales Price*
	Quarter Ended September 30,			Six Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Cement (Ton)	$156.51	$151.99	+3%	$156.31	$149.70	+4%
Concrete (Cubic Yard)	$149.16	$145.39	+3%	$148.86	$143.55	+4%
Aggregates (Ton)	$12.69	$11.15	+14%	$12.65	$11.21	+13%
Gypsum Wallboard (MSF)	$236.88	$233.69	+1%	$238.16	$235.20	+1%
Recycled Paperboard (Ton)	$595.19	$542.28	+10%	$596.33	$539.35	+11%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Intersegment Revenue:
Cement	$10,384	$9,251	$20,664	$19,388
Concrete and Aggregates	4,050	3,783	7,827	6,821
Recycled Paperboard	21,634	18,710	45,621	40,801

	$36,068	$31,744	$74,112	$67,010

Cement Revenue:
Wholly Owned	$313,571	$322,593	$613,143	$614,365
Joint Venture	28,825	28,907	58,135	56,030

	$342,396	$351,500	$671,278	$670,395

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,		March 31, 2024*
	2024	2023
ASSETS
Current Assets –
Cash and Cash Equivalents	$93,909	$47,321	$34,925
Accounts and Notes Receivable, net	246,349	244,832	202,985
Inventories	375,602	301,374	373,923
Federal Income Tax Receivable	2,474	8,144	9,910
Prepaid and Other Assets	12,115	10,135	5,950

Total Current Assets	730,449	611,806	627,693

Property, Plant and Equipment, net	1,724,288	1,676,738	1,676,217
Investments in Joint Venture	130,685	100,115	113,478
Operating Lease Right of Use Asset	17,316	22,068	19,373
Goodwill and Intangibles	489,232	490,180	486,117
Other Assets	29,833	16,187	24,141

	$3,121,803	$2,917,094	$2,947,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$131,411	$113,737	$127,183
Accrued Liabilities	95,337	90,815	94,327
Income Taxes Payable	69,450	1,778	—
Current Portion of Long-Term Debt	10,000	10,000	10,000
Operating Lease Liabilities	6,029	8,205	7,899

Total Current Liabilities	312,227	224,535	239,409

Long-term Liabilities	68,261	62,590	70,979
Bank Credit Facility	155,000	162,000	170,000
Bank Term Loan	167,500	177,500	172,500
2.500% Senior Unsecured Notes due 2031	741,433	740,165	740,799
Deferred Income Taxes	245,733	243,670	244,797
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 33,539,154; 35,031,889 and 34,143,945 Shares, respectively	335	350	341
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(3,283)	(3,451)	(3,373)
Retained Earnings	1,434,597	1,309,735	1,311,567

Total Stockholders’ Equity	1,431,649	1,306,634	1,308,535

	$3,121,803	$2,917,094	$2,947,019

*	From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Business Segment

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by business segment for the quarters ended September 30, 2024 and 2023:

	Depreciation, Depletion and Amortization
	Quarter Ended September 30,
	2024	2023
Cement	$22,907	$22,187
Concrete and Aggregates	5,283	4,962
Gypsum Wallboard	6,451	5,548
Recycled Paperboard	3,669	3,708
Corporate and Other	767	792

	$39,077	$37,197

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands, other than earnings per share amounts, and number of shares in thousands)

Adjusted Earnings per Diluted Share (Adjusted EPS)

Adjusted EPS is a non-GAAP financial measure and represents net earnings per diluted share excluding the impacts from non-routine items, such as the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs and litigation losses (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a performance measure to compare operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for, earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure. The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to net earnings per diluted share in accordance with GAAP for the quarters ended September 30, 2024 and 2023:

	Quarter Ended September 30,
	2024	2023
Net Earnings, as reported	$143,520	$150,553
Non-routine Items:
Acquisition accounting and related expenses [1]	$1,618	$1,107
Litigation loss	700	—

Total Non-routine Items before Taxes	$2,318	$1,107
Tax Impact on Non-routine Items	(522)	(249)

After-tax Impact of Non-routine Items	$1,796	$858
Adjusted Net Earnings	$145,316	$151,411
Diluted Average Shares Outstanding	33,716	35,337
Net earnings per diluted share, as reported	$4.26	$4.26
Adjusted net earnings per diluted share (Adjusted EPS)	$4.31	$4.28

[1]	Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from Non-routine Items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters ended September 30, 2024 and 2023, and the trailing twelve months ended September 30, 2024 and March 31, 2024:

	Quarter Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Net Earnings, as reported	$143,520	$150,553	$277,362	$271,402
Income Tax Expense	41,731	43,636	78,823	78,236
Interest Expense	10,714	10,204	21,398	22,443
Depreciation, Depletion and Amortization	39,077	37,197	77,427	73,879

EBITDA	$235,042	$241,590	$455,010	$445,960
Acquisition accounting and related expenses [1]	1,618	1,107	1,618	4,568
Litigation loss	700	—	700	—
Stock-based Compensation	4,864	4,542	9,403	10,999

Adjusted EBITDA	$242,224	$247,239	$466,731	$461,527

	Twelve Months Ended
	September 30,	March 31,
	2024	2024
Net Earnings, as reported	$483,599	$477,639
Income Tax Expense	140,885	140,298
Interest Expense	41,212	42,257
Depreciation, Depletion and Amortization	153,380	149,832

EBITDA	$819,076	$810,026
Acquisition accounting and related expenses [1]	1,618	4,568
Litigation loss	700	—
Stock-based Compensation	18,304	19,900

Adjusted EBITDA	$839,698	$834,494

[1]	Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

Reconciliation of Net Debt to Adjusted EBITDA

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of	As of
	September 30, 2024	March 31, 2024
Total debt, excluding debt issuance costs	$1,082,500	$1,102,500
Cash and cash equivalents	93,909	34,925

Net Debt	$988,591	$1,067,575
Trailing Twelve Months Adjusted EBITDA	$839,698	834,494

Net Debt to Adjusted EBITDA	1.2x	1.3x